Exhibit 99.1

GLOBAL INDUSTRIAL REPORTS FOURTH QUARTER AND
RECORD FULL YEAR 2022 FINANCIAL RESULTS

-Fourth Quarter Sales of $260.5 Million, Down 0.6%; Operating Income of $17.7 Million and
Operating Margin of 6.8%-
-Full Year Sales of $1.17 Billion, Up 9.7%; Operating Income of $105.2 Million and
Operating Margin of 9.0%-
-Board Declares $0.20 Dividend, an Increase of 11.1%-

PORT WASHINGTON, NY, February 21, 2023 – Global Industrial Company (NYSE: GIC) today announced financial results for the fourth quarter ended December 31, 2022.

Performance Summary* (U.S. dollars in millions, except per share data)
Highlights	Quarter Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net sales	$260.5	$262.0	$1,166.1	$1,063.1
Gross profit	$93.8	$97.0	$421.2	$374.3
Gross margin	36.0%	37.0%	36.1%	35.2%
Operating income from continuing operations	$17.7	$26.1	$105.2	$88.0
Operating margin	6.8%	10.0%	9.0%	8.3%
Net income from continuing operations	$13.4	$20.3	$78.1	$70.1
Net income per diluted share from continuing operations	$0.35	$0.53	$2.04	$1.84

Net income from discontinued operations	$0.4	$22.7	$0.7	$33.2
Net income per diluted share from discontinued operations	$0.01	$0.60	$0.02	$0.87
*
Global Industrial Company manages its business and reports using a 52-53 week fiscal year that ends at midnight on the Saturday closest to December 31. For clarity of presentation, fiscal years and quarters are described as if they ended on the last day of the respective calendar month. The actual fiscal fourth quarter ended on December 31, 2022 and January 1, 2022, respectively.

Average daily sales is calculated based upon the number of selling days in each period, with Canadian sales converted to US dollars using the current year's average exchange rate. There were 62 selling days in the U.S. and Canada in the fourth quarter of 2022 compared to 61 selling days in the fourth quarter of 2021. There were 254 selling days in the U.S. in 2022 compared to 253 selling days in 2021 and 251 selling days in Canada in 2022 compared to 250 selling days in 2021.

Fourth Quarter 2022 Financial Summary:

•Consolidated sales decreased 0.6% to $260.5 million in U.S. dollars compared to $262.0 million last year. Sales decreased 2.2% on an average daily sales basis.
•Consolidated operating income declined 32.2% to $17.7 million compared to $26.1 million last year.
•Net income per diluted share from continuing operations decreased 34.0% to $0.35 compared to $0.53 last year.

Year Ended 2022 Financial Summary:

•Consolidated sales increased 9.7% to $1.17 billion in U.S. dollars compared to $1.06 billion last year. Sales increased 9.3% on an average daily sales basis.
•Consolidated operating income increased 19.5% to $105.2 million compared to $88.0 million last year.
•Net income per diluted share from continuing operations increased 10.9% to $2.04 compared to $1.84 last year.

Barry Litwin, Chief Executive Officer, said, “2022 was an outstanding year for Global Industrial as we executed against our ACE strategy and delivered a record financial performance for total revenue, as well as gross and operating margin. For the full year, we added $100 million in revenue, resulting in a 9.7% increase in net sales. Gross margin improved 90 basis points to 36.1% and we delivered a 9.0% operating margin, a 70 basis point improvement from 2021. With the strong financial performance in 2022, today we announced an increase in the quarterly recurring dividend for the 7th consecutive year. Fourth quarter results reflect the impact of economic headwinds and flat price/volume comparisons from the year ago period, which benefited from strong price realization. We were very pleased with the proactive management of gross margin in the quarter as we recorded improvement on a sequential basis and remain confident in our ability to manage our margin profile in the current cycle.”

“As we enter 2023, we believe we have a strong game plan and a clear vision for our team to execute on. While uncertainty remains in the economic outlook, we are optimistic and excited by the opportunities we see for growth including, our ability to attract new enterprise customers, penetrate new vertical markets including healthcare and hospitality, expand our Global Industrial Exclusive Brand products, and deliver an innovative and personalized e-commerce experience. With strong cash flow from operations, and an exceptional balance sheet, we remain well-positioned to execute on our strategy, invest in our growth drivers, and build long-term value for our stakeholders.”

At December 31, 2022, the Company had total working capital of $172.6 million, cash and cash equivalents of $28.5 million, debt of $0.6 million and availability under its credit facility of approximately $111.7 million. Operating cash flow generated by continuing operations in the quarter was approximately $26.3 million. The Company’s Board of Directors has declared a cash dividend of $0.20 per share to common stock shareholders of record at the close of business on March 6, 2023, payable on March 13, 2023.  The Company anticipates continuing a regular quarterly dividend in the future.

Earnings Conference Call Details
Global Industrial Company will host a conference call and question and answer session on its fourth quarter 2022 results today, February 21, 2023 at 5:00 p.m. Eastern Time. A live webcast of the remarks will be available on the Company’s website at https://investors.globalindustrial.com in the events section. The webcast will also be archived on the website for approximately 90 days.

About Global Industrial Company
Global Industrial Company (NYSE: GIC), through its operating subsidiaries, is a value-added distributor. For more than 70 years Global Industrial has gone the extra mile for its customers and offers more than a million industrial and MRO products, including its own Global Industrial Exclusive BrandsTM. With extensive product knowledge and a solutions-based approach, Global Industrial helps customers solve problems and be more successful. At Global Industrial, "We Can Supply That®".

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of that term in the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). Additional written or oral forward-looking statements may be made by the Company from time to time in filings with the Securities and Exchange Commission or otherwise. Any such statements that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management's estimates, assumptions and projections and are not guarantees of future performance. When used in this release, the words "anticipates," "believes," "estimates," "expects," "intends," and "plans" and variations thereof and similar expressions are intended to identify forward-looking statements. Forward-looking statements in this report are based on the Company’s beliefs and expectations as of the date of this report and are subject to risks and uncertainties which may have a significant impact on the Company’s business, operating results or financial condition. Investors are cautioned that these forward-looking statements are inherently uncertain and undue reliance should not be placed on them. Important risk factors that may affect our future results of operations and financial condition are detailed from time to time in our Securities and Exchange Commission filings. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected events, except as may be required by applicable law.

Investor/Media Contacts:
Mike Smargiassi
The Plunkett Group
212-739-6729
mike@theplunkettgroup.com

GLOBAL INDUSTRIAL COMPANY
Condensed Consolidated Statements of Operations – Unaudited
(In millions, except per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net sales	$260.5	$262.0	$1,166.1	$1,063.1
Cost of sales	166.7	165.0	744.9	688.8
Gross profit	93.8	97.0	421.2	374.3
Gross margin	36.0%	37.0%	36.1%	35.2%
Selling, distribution and administrative expenses	76.1	70.9	316.0	286.3
Operating income from continuing operations	17.7	26.1	105.2	88.0
Operating margin	6.8%	10.0%	9.0%	8.3%
Interest and other expense, net	0.1	0.0	1.4	0.4
Income from continuing operations before income taxes	17.6	26.1	103.8	87.6
Provision for income taxes	4.2	5.8	25.7	17.5
Net income from continuing operations	13.4	20.3	78.1	70.1
Net income from discontinued operations	0.4	22.7	0.7	33.2
Net income	$13.8	$43.0	$78.8	$103.3

Net income per common share from continuing operations:
Basic	$0.35	$0.53	$2.05	$1.85
Diluted	$0.35	$0.53	$2.04	$1.84

Net income per common share from discontinued operations:
Basic	$0.01	$0.60	$0.02	$0.88
Diluted	$0.01	$0.60	$0.02	$0.87

Net income per common share:
Basic	$0.36	$1.13	$2.07	$2.73
Diluted	$0.36	$1.13	$2.06	$2.71

Weighted average common and common equivalent shares:
Basic	38.0	37.9	38.0	37.8
Diluted	38.1	38.0	38.1	38.0

GLOBAL INDUSTRIAL COMPANY
Condensed Consolidated Balance Sheets – Unaudited
(In millions)

	December 31,	December 31,
	2022	2021
Current assets:
Cash and cash equivalents	$28.5	$15.4
Accounts receivable, net	108.0	106.8
Inventories	179.4	172.8
Prepaid expenses and other current assets	9.8	6.4
Total current assets	325.7	301.4
Property, plant and equipment, net	21.0	16.5
Operating lease right-of-use assets	90.3	68.8
Goodwill, intangibles and other assets	18.2	18.3
Total assets	$455.2	$405.0

Current liabilities:
Accounts payable and accrued expenses	$140.1	$164.9
Short term debt	0.6	4.5
Operating lease liabilities	12.4	10.5
Total current liabilities	153.1	179.9
Other liabilities	2.6	3.0
Operating lease liabilities	89.1	68.5
Shareholders’ equity	210.4	153.6
Total liabilities and shareholders’ equity	$455.2	$405.0

GLOBAL INDUSTRIAL COMPANY
Condensed Consolidated Statements of Cash Flows - Unaudited
(In millions)

	Year Ended December 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income from continuing operations	$78.1	$70.1
Adjustments to reconcile net income from continuing operations to net cash provided by (used in) operating activities:
Depreciation and amortization	3.9	3.7
Stock-based compensation	4.5	2.9
Benefit from deferred taxes	0.0	(3.2)
Change in working capital	(38.2)	(28.7)
Other, net	1.5	2.8
Net cash provided by operating activities from continuing operations	49.8	47.6
Net cash provided by operating activities from discontinued operations	0.4	2.2
Net cash provided by operating activities	50.2	49.8

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(7.4)	(3.4)
Proceeds from disposals of property, plant and equipment	0.3	0.0
Net cash used in investing activities from continuing operations	(7.1)	(3.4)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (repayments) borrowings under credit facility	(3.9)	4.5
Dividends paid	(27.6)	(62.5)
Stock-based compensation share issuances, net	1.8	3.0
Net cash used in financing activities from continuing operations	(29.7)	(55.0)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(0.3)	0.0

NET INCREASE (DECREASE) IN CASH	13.1	(8.6)
CASH AND CASH EQUIVALENTS – BEGINNING OF YEAR	15.4	24.0
CASH AND CASH EQUIVALENTS – END OF PERIOD	$28.5	$15.4